EXHIBIT 23(a)


                                    CONSENT


We consent to the reference to our firm under the caption "Experts" in the prospectus related to the Non-Employee Directors' Stock Option Plan and in the prospectus related to the Executive Compensation Program of Coeur d'Alene Mines Corporation and the incorporation by reference in the Registration Statement (Form S-8) and related prospectuses (Non-Employee Directors Stock Option Plan and Executive Compensation Program) of our report dated February 10, 1995 with respect to the consolidated financial statements of Coeur d'Alene Mines
Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1994 filed with the Securities and Exchange Commission.



                                       Ernst & Young LLP


Seattle, Washington
June 6, 1995